                                                                      Exhibit 11
Heafner Tire Group, Inc.
Computation of Earnings Per Share
(Unaudited)

                                                             THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                  ---------------------------------------   ---------------------------------------
                                                  SEPTEMBER 30, 1999   SEPTEMBER 30, 1998   SEPTEMBER 30, 1999   SEPTEMBER 30, 1998
                                                  ------------------   ------------------   ------------------   ------------------
Average shares outstanding during the period             5,286,917            5,091,667           5,177,962           4,358,731
Incremental shares under stock options and
  warrants computed under the treasury stock
  method using the average market price of
  issuer's stock during the period                            --              1,238,176                --                  --
                                                    --------------       --------------      --------------       -------------

     Total shares for diluted EPS                        5,286,917            6,329,843           5,177,962           4,358,731
                                                    ==============       ==============      ==============       =============

Income applicable to common shareholders:
  Loss from operations before extraordinary charge                                                                   (1,227,000)



  Net income (loss)                                     (2,033,000)             211,000          (3,024,000)         (3,425,000)


(Loss) income per basic common share:
  Loss from operations before extraordinary charge  $         --         $         --        $         --         $       (0.28)
                                                    ==============       ==============      ==============       =============

  Net income (loss)                                 $        (0.38)      $         0.04      $        (0.58)      $       (0.79)
                                                    ==============       ==============      ==============       =============

Income (loss) per diluted share:
Loss from operations before extraordinary charge    $         --         $         --        $         --         $       (0.28)
                                                    ==============       ==============      ==============       =============

  Net income (loss)                                 $        (0.38)      $         0.03      $        (0.58)      $       (0.79)
                                                    ==============       ==============      ==============       =============